Exhibit (a)(1)(A)
Offers to Purchase for Cash
for an Aggregate Purchase Price of up to $500,000,000
the Outstanding Notes Listed in the Table Below
Subject to the 2038 Tender Cap, the Acceptance Priority Levels and Proration as Described Herein

Each of the Tender Offers (as defined herein) will expire at 11:59 p.m., New York City time, on September 12, 2016, or any other date and time to which the Company extends such Tender Offer (such date and time with respect to a Tender Offer, as it may be extended for such Tender Offer, the “Expiration Date”), unless earlier terminated. You must validly tender your Notes (as defined below) at or prior to the applicable Expiration Date to be eligible to receive the applicable Total Consideration (as defined herein) for such Notes. The Total Consideration will be payable in cash. Tendered Notes may be validly withdrawn from the applicable Tender Offer at or prior to the Expiration Date. The Tender Offers are subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Terms of the Tender Offers-Conditions to the Tender Offers,” including the Financing Condition (as defined herein).

Upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), Chesapeake Energy Corporation, an Oklahoma corporation (the “Company” or “Chesapeake”), hereby offers to purchase for cash for an aggregate purchase price (exclusive of Accrued Interest (as defined herein)) of up to $500,000,000 (subject to increase or decrease by the Company, the “Aggregate Maximum Purchase Amount”) the outstanding notes listed in the table below (collectively, the “Notes,” and each series, a “series of Notes”). Subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap (as defined herein) specified below and proration as described herein, the amount of a series of Notes that is purchased in the Tender Offers on the Settlement Date (as defined herein) will be based on the order of priority (the “Acceptance Priority Level”) for such series of Notes set forth in the table below. The Company refers to the offers to purchase the Notes collectively as the “Tender Offers,” and each offer to purchase a series of Notes individually as a “Tender Offer.” Each Tender Offer is a separate offer, and each Tender Offer may be individually amended, extended, terminated or withdrawn without amending, extending, terminating or withdrawing the other Tender Offer.
The Tender Offers are open to all registered holders (individually, a “Holder” and, collectively, the “Holders”) of the Notes. The Tender Offers are subject to the satisfaction or waiver of certain conditions, including the Financing Condition, as described herein. See “The Terms of the Tender Offers-Conditions to the Tender Offers.” The Tender Offers are not conditioned upon a minimum amount of Notes of either series, or a minimum amount of Notes of both series, being tendered. The purpose of the Tender Offers is to reduce the principal amount of outstanding debt securities of the Company held by the public.
The following table sets forth certain terms of the Tender Offers:

		Aggregate Principal Amount Outstanding
Series of Notes	CUSIP Number		Tender Cap(1)	Acceptance Priority Level	Total Consideration(2)

2.5% Contingent Convertible Senior Notes due 2037	165167BZ9 / 165167CA3	$730,205,000	N/A	1	$1,000.00
2.25% Contingent Convertible Senior Notes due 2038	165167CB1	$315,112,000	$275,000,000	2	$920.00

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(1)	The 2038 Tender Cap applies to the aggregate purchase price (exclusive of Accrued Interest) of the 2.25% Contingent Convertible Senior Notes due 2038.

(2)
Per $1,000 principal amount of Notes validly tendered and accepted for purchase in the applicable Tender Offer (exclusive of any Accrued Interest, which will be paid in addition to the Total Consideration to, but not including, the Settlement Date).

The Offer Documents contain important information that should be read before any decision is made with respect to the Tender Offers. In particular, see “Certain Considerations” beginning on page 24 for a discussion of certain factors you should consider in connection with the Tender Offers.

The Dealer Manager for the Tender Offers is:
Goldman, Sachs & Co.
August 15, 2016

The Notes accepted for purchase on the Settlement Date (as defined herein) will be accepted for purchase in accordance with their Acceptance Priority Levels set forth on the front cover of this Offer to Purchase (with 1 being the higher Acceptance Priority Level and 2 being the lower Acceptance Priority Level), provided that the Company will only accept for purchase Notes having an aggregate purchase price (exclusive of Accrued Interest) of up to the Aggregate Maximum Purchase Amount. In addition, the Company will only accept for purchase the 2.25% Contingent Convertible Senior Notes due 2038 (the “2038 Notes”) having an aggregate purchase price (exclusive of Accrued Interest) of up to $275,000,000 (such aggregate purchase price, subject to increase or decrease by the Company, the “2038 Tender Cap”). The Company reserves the right, in its sole discretion, to increase or decrease the Aggregate Maximum Purchase Amount and the 2038 Tender Cap at any time, subject to compliance with applicable law, which could result in the Company’s purchasing a greater or lesser amount of Notes in the Tender Offers.
Subject to the Aggregate Maximum Purchase Amount and proration as described herein, all 2.5% Contingent Convertible Senior Notes due 2037 (the “2037 Notes”) validly tendered will be accepted for purchase before any 2038 Notes validly tendered are accepted for purchase. Accordingly, if the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date equals or exceeds the Aggregate Maximum Purchase Amount, the Company will not accept for purchase any 2038 Notes. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date exceeds the Aggregate Maximum Purchase Amount, 2037 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2037 Notes validly tendered. Once all 2037 Notes validly tendered have been accepted for purchase, subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap and proration as described herein, 2038 Notes validly tendered will be accepted for purchase. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered is less than the Aggregate Maximum Purchase Amount and the aggregate purchase price of 2037 Notes and 2038 Notes validly tendered exceeds the Aggregate Maximum Purchase Amount, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered. If the aggregate purchase price (exclusive of Accrued Interest) of 2038 Notes validly tendered at or prior to the Expiration Date exceeds the 2038 Tender Cap, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered. See “The Terms of the Tender Offers-Aggregate Maximum Purchase Amount; 2038 Tender Cap; Acceptance Priority Levels; Proration.”
Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be the Total Consideration for the applicable series of Notes set forth in the table on the front cover of this Offer to Purchase (with respect to each series of Notes, the “Total Consideration”). In addition to the Total Consideration, all Holders of Notes accepted for purchase pursuant to the Tender Offers will, on the Settlement Date, also receive accrued and unpaid interest on those Notes from the last interest payment date with respect to those Notes to, but not including, the Settlement Date (“Accrued Interest”).
The Tender Offers commenced on August 15, 2016 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If your Notes are held by a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Nominee”), such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offers are open to all registered Holders of the applicable Notes.
The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”), subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap, the Acceptance Priority Levels and proration as described herein. The Settlement Date is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, with respect to any or all of the Tender Offers, to (i) extend the Expiration Date to a later date and time as announced by the Company; (ii) increase or decrease the Aggregate Maximum Purchase Amount or the 2038 Tender Cap; (iii) waive or modify in whole or in part any or all conditions to the Tender Offers; (iv) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (v) otherwise modify or terminate either Tender Offer. In the event that one or both Tender Offers are terminated or otherwise not completed, the Total Consideration relating to the applicable Notes will not be paid or become payable to Holders of such Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any
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extension, termination or amendment in the manner described under “The Terms of the Tender Offers-Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offers. See “The Terms of the Tender Offers-Expiration Date; Extension; Termination and Amendment.”
Notwithstanding any other provision of the Tender Offers, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offers is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions (as defined herein). The Tender Offers are being made in connection with a concurrent secured term loan financing (the “Debt Financing”). The Company expects to use the net proceeds from the Debt Financing to finance its payments of the Total Consideration and to finance the consideration for concurrent tender offers for its outstanding 6.25% Euro-denominated Senior Notes due 2017, 6.5% Senior Notes due 2017, 7.25% Senior Notes due 2018, Floating Rate Senior Notes due 2019, 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, 4.875% Senior Notes due 2022 and 5.75% Senior Notes due 2023 (the “Concurrent Tender Offers”). At the time of offer, the Company does not have any alternative financing or plans in the event the Debt Financing does not provide the funds necessary to finance the Company’s payments of the Total Consideration and the consideration for the Concurrent Tender Offers. The obligation of the Company to consummate the Tender Offers is subject to the Financing Condition and the General Conditions, but is not subject to completion of the Concurrent Tender Offers. The conditions to the Tender Offers are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Tender Offers at or prior to the Expiration Date. If either Tender Offer is terminated at any time with respect to any Notes, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offers are not conditioned upon a minimum amount of Notes of either series, or a minimum amount of Notes of both series, being tendered. See “The Terms of the Tender Offers-Conditions to the Tender Offers.”
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 12, 2016 (40 business days after the commencement of the Tender Offers). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offers-Withdrawal of Tenders.”
In the event that the Company modifies the Total Consideration, Aggregate Maximum Purchase Amount, 2038 Tender Cap or Acceptance Priority Levels and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the applicable Tender Offer, the Company will extend the Expiration Date with respect to such Tender Offer so that at least 10 business days remain until the Expiration Date with respect to such Tender Offer.
Subject to the terms and conditions of the indenture governing the 2037 Notes, the 2037 Notes are convertible into cash and Chesapeake common stock at a conversion rate (subject to adjustment) of 21.0314 shares per $1,000 principal amount of 2037 Notes, which is equal to a conversion price of approximately $47.548 per share of common stock. Subject to the terms and conditions of the indenture governing the 2038 Notes, the 2038 Notes are convertible into cash and Chesapeake common stock at a conversion rate (subject to adjustment) of 12.4755 shares per $1,000 principal amount of 2038 Notes, which is equal to a conversion price of approximately $80.157 per share of common stock. Each of the 2037 Notes and the 2038 Notes are listed for trading on the New York Stock Exchange and will not be delisted as a result of the Tender Offers.
Chesapeake’s common stock is also currently traded on the New York Stock Exchange under the symbol “CHK.” The closing price of our common stock on August 12, 2016 was $5.02 per share.
See “Certain U.S. Federal Income Tax Consequences” for a discussion of certain tax matters that should be considered in evaluating the Tender Offers.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE WITH RESPECT TO THE NOTES, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFERS. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFERS AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

If you do not tender your Notes or if you tender Notes that are not accepted for purchase, they will remain outstanding. If the Company consummates the Tender Offers, the applicable trading market for each series of outstanding Notes may be significantly more limited. For a discussion of this and other risks, see “Certain Considerations.”

IMPORTANT DATES
Holders of Notes should take note of the following dates in connection with each Tender Offer, which dates may be extended with respect to such Tender Offer:

Date	Calendar Date and Time	Event
Expiration Date	11:59 p.m., New York City time, September 12, 2016.	The last date and time for you to validly tender Notes.
Settlement Date
For Notes that have been validly tendered at or prior to the Expiration Date and that are accepted for purchase pursuant to the Tender Offers, settlement will occur on the Settlement Date, which is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by the Company at or prior to the Expiration Date.

The date you are paid the applicable Total Consideration for all Notes that are validly tendered at or prior to the Expiration Date and that are accepted for purchase pursuant to the Tender Offers, subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap, the Acceptance Priority Levels and proration as described herein, plus Accrued Interest.

IMPORTANT INFORMATION
Each series of Notes is represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.
A beneficial owner whose Notes are held by a Nominee and who desires to tender such Notes in the Tender Offers must contact its Nominee and instruct such Nominee, as Holder of the Notes, to tender its Notes on such beneficial owner’s behalf. Accordingly, beneficial owners wishing to participate in the Tender Offers should contact their Nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate. See “The Terms of the Tender Offers-Procedure for Tendering Notes.”
DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, Global Bondholder Services Corporation, which is serving as depositary and information agent in connection with the Tender Offers (the “Depositary,” the “Information Agent” or the “Depositary and Information Agent”) must receive, at or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP”) of DTC or a properly completed Letter of Transmittal.
There are no guaranteed delivery procedures provided for by the Company in order to tender Notes in the Tender Offers. For more information regarding the procedures for tendering your Notes, see “The Terms of the Tender Offers-Procedure for Tendering Notes.”
Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Depositary and Information Agent at the address and telephone number on the back cover page of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Tender Offers may be directed to the Dealer Manager at its address and telephone number on the back cover page of this Offer to Purchase. Beneficial owners may also contact their Nominee for assistance regarding the Tender Offers.
You should read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal carefully before making a decision to tender your Notes.
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THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE AND IT IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.
THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE TENDER OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFERS WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.
Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Notes by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information (or, in the case of a document incorporated by reference, the date of such document incorporated by reference).
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No dealer, salesperson or other person has been authorized to give any information or to make any representations with respect to the Tender Offers other than the information and representations contained or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representations must not be relied upon as having been authorized.
From time to time after completion of the Tender Offers, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, through additional tender offers, exchange offers or otherwise, or the Company may redeem Notes that are able to be redeemed, pursuant to their terms. Any future purchases, exchanges or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers. Any future purchases, exchanges or redemptions by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date of the Tender Offers.
In this Offer to Purchase, the Company has used the convention of referring to all Notes that have been validly tendered and not validly withdrawn as having been “validly tendered.” Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offers.

SUMMARY
The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase, along with the Letter of Transmittal, in their entirety, including all documents incorporated by reference.
Who is offering to purchase the Notes?
Chesapeake Energy Corporation, an Oklahoma corporation, is offering to purchase the Notes. See “The Company.”
What securities are being sought in the Tender Offers?
We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal and for the purchase prices set forth on the cover of this Offer to Purchase, the Notes set forth in the table below, subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap, the Acceptance Priority Levels and proration as described herein.

Series of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap (1)	Acceptance Priority Level

2.5% Contingent Convertible Senior Notes due 2037	165167BZ9 / 165167CA3	$730,205,000	N/A	1
2.25% Contingent Convertible Senior Notes due 2038	165167CB1	$315,112,000	$275,000,000	2

(1) The 2038 Tender Cap applies to the aggregate purchase price (exclusive of Accrued Interest) of the 2038 Notes.
Why is the Company making the Tender Offers?
The purpose of the Tender Offers is to reduce the principal amount of our outstanding debt securities held by the public. All of the Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled.
We have commenced Concurrent Tender Offers for up to $500 million aggregate purchase price of our outstanding 6.25% Euro-denominated Senior Notes due 2017, 6.5% Senior Notes due 2017, 7.25% Senior Notes due 2018, Floating Rate Senior Notes due 2019, 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, 4.875% Senior Notes due 2022 and 5.75% Senior Notes due 2023.  Our obligation to consummate the Tender Offers is not subject to completion of the Concurrent Tender Offers.
The Debt Financing is expected to be a loan agreement with one or more banks, investment banks, insurance companies, mutual funds or other institutional lenders providing for floating rate term loans aggregating $1.0 billion. Such term loans are to be funded on or before the Settlement Date, with all principal due five years after the date of funding. Such term loans are to be secured by the same collateral as the liens on the collateral securing the Company’s revolving credit facility (with a position in the collateral proceeds waterfall junior to the revolving credit facility) and are to be guaranteed by the same subsidiaries that guarantee, among other obligations, such revolving credit facility.
How will the Company fund the purchase of the Notes?
We expect to use the net proceeds from the Debt Financing to finance our payments of the Total Consideration and to finance the consideration for the Concurrent Tender Offers. At the time of offer, we do not have any alternative financing or plans in the event the Debt Financing does not provide the funds necessary to finance our payments of the Total Consideration and the consideration for the Concurrent Tender Offers. Our obligation to consummate the Tender Offers is subject to the Financing Condition and the General Conditions, but is not subject to completion of the Concurrent Tender Offers. See “The Terms of the Tender Offers-Conditions to the Tender Offers.”
What if the Company receives tendered Notes for which the aggregate purchase price exceeds the Aggregate Maximum Purchase Amount or 2038 Notes for which the aggregate purchase price exceeds the 2038 Tender Cap?
The Aggregate Maximum Purchase Amount limits the aggregate purchase price (exclusive of Accrued Interest) for Notes to $500,000,000. The 2038 Tender Cap limits the aggregate purchase price (exclusive of Accrued Interest) for the 2038 Notes to $275,000,000. We reserve the right, in our sole discretion, to increase or decrease the Aggregate Maximum Purchase Amount and the 2038 Tender Cap at any time, subject to compliance with applicable law, which could result in our purchasing a greater or lesser amount of Notes in the Tender Offers.
Subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap and proration as described herein, the Notes accepted for purchase on the Settlement Date will be accepted for purchase in accordance with their Acceptance Priority Levels set forth on the front cover of this Offer to Purchase (with 1 being the higher Acceptance Priority Level and 2 being the lower Acceptance Priority Level). Subject to the Aggregate Maximum Purchase Amount and proration as described herein, all 2037 Notes validly tendered will be accepted for purchase before any 2038 Notes validly tendered are accepted for purchase. Accordingly, if the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date equals or exceeds the Aggregate Maximum Purchase Amount, the Company will not accept for purchase any 2038 Notes. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date exceeds the Aggregate Maximum Purchase Amount, 2037 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2037 Notes validly tendered. Once all 2037 Notes validly tendered have been accepted for purchase, subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap and proration as described herein, 2038 Notes validly tendered will be accepted for purchase. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered is less than the Aggregate Maximum Purchase Amount and the aggregate purchase price of 2037 Notes and 2038 Notes validly tendered exceeds the Aggregate Maximum Purchase Amount, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered. If the aggregate purchase price (exclusive of Accrued Interest) of 2038 Notes validly tendered at or prior to the Expiration Date exceeds the 2038 Tender Cap, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered. See “The Terms of the Tender Offers-Aggregate Maximum Purchase Amount; 2038 Tender Cap; Acceptance Priority Levels; Proration.”
What is the purchase price?
The Total Consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be a price equal to the amount shown on the cover page of this Offer to Purchase for the applicable series of Notes, payable to Holders who validly tender their Notes on or prior to the Expiration Date. In addition, each Holder will receive Accrued Interest on such $1,000 principal amount of Notes validly tendered and accepted for purchase.
Will the Company purchase additional Notes after the Expiration Date of the Tender Offers?
From time to time after completion of the Tender Offers, we and our affiliates may purchase additional Notes in the open market, in privately negotiated transactions, through additional tender offers, exchange offers or otherwise or we may redeem Notes that are able to be redeemed, pursuant to their terms. Any future purchases, exchanges or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers. Any future purchases, exchanges or redemptions by us and our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date of the Tender Offers.
When do the Tender Offers expire?
Each Tender Offer will expire at 11:59 p.m., New York City time, on September 12, 2016, unless extended or earlier terminated by us. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Notes to determine its deadline.
If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offers, an amendment or termination of the Tender Offers, acceptance of the Notes of either series for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.
When will I receive payment for my validly tendered Notes?
The Settlement Date is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by us at or prior to the Expiration Date.
Subject to the Acceptance Priority Levels and proration as described herein, and upon satisfaction or waiver by us of the conditions to the Tender Offers, we will (i) accept for purchase Notes validly tendered up to the Aggregate Maximum Purchase Amount and, with respect to the 2038 Notes, up to the 2038 Tender Cap, and (ii) promptly pay the Total Consideration for all Notes accepted for purchase by us. Payment of the Total Consideration will be made with respect to Notes accepted for purchase on the Settlement Date, together with Accrued Interest.
What will happen to Notes the Company purchases in the Tender Offers?
All of the Notes purchased in the Tender Offers will be retired and canceled.
What are the significant conditions to the Tender Offers?
Notwithstanding any other provision of the Tender Offers, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offers is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions (as defined herein). The conditions to the Tender Offers are for our sole benefit and may be asserted by us, regardless of the circumstances giving rise to any such condition (including any action or inaction by us). We reserve the right, in our sole discretion, to waive any and all conditions of the Tender Offers at or prior to the Expiration Date. If either Tender Offer is terminated at any time with respect to any Notes, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offers are not conditioned upon a minimum amount of Notes of either series, or a minimum amount of Notes of both series, being tendered. See “The Terms of the Tender Offers-Conditions to the Tender Offers.”
How do I tender my Notes?
If you desire to tender Notes for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee, as the registered Holder of such Notes, to tender such Notes on your behalf. To properly tender Notes, the Depositary must receive, on or prior to the Expiration Date:

•	A timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	An Agent’s Message through DTC’s ATOP or a properly completed Letter of Transmittal.
There are no guaranteed delivery procedures provided for the Tender Offers.
See “The Terms of the Tender Offers-Procedure for Tendering Notes.” For further information, call the Depositary at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.
Once I have tendered the Notes, can I change my mind?
Tendered Notes may be validly withdrawn any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 12, 2016 (40 business days after the commencement of the Tender Offers). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offers-Withdrawal of Tenders.”
To validly withdraw Notes, Holders must deliver a written or facsimile notice of withdrawal, or a properly transmitted “Request Message” through ATOP, with the required information (as set forth below under “The Terms of the Tender Offers-Withdrawal of Tenders”) at or prior to the Expiration Date. Notes validly withdrawn prior to the Expiration Date may be tendered and delivered again prior to the Expiration Date in accordance with the procedures set forth in this Offer to Purchase.
What are the tax consequences to me if I validly tender my Notes?
For a summary of certain U.S. federal income tax consequences of disposition of Notes pursuant to the Tender Offers, see “Certain U.S. Federal Income Tax Consequences.”
Is the Company making any recommendation about the Tender Offers?
None of us, the Trustee, Dealer Manager, Depositary or Information Agent makes any recommendation as to whether you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether or not to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.
What happens to Notes that are not accepted for purchase?
We will return any tendered Notes that we do not accept for purchase to their tendering Holder without expense. Notes not tendered and Notes otherwise not purchased pursuant to the Tender Offers will remain outstanding and will continue to be listed for trading on the New York Stock Exchange. If the Tender Offers are consummated, the aggregate principal amount that remains outstanding of each series of Notes that is purchased in part in the relevant Tender Offer will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes of such series that remain outstanding after consummation of the Tender Offers. See “Certain Considerations.”
What if I choose not to tender my Notes?
Your rights and our obligations under the Notes that remain outstanding after the consummation of the Tender Offers will not change as a result of the Tender Offers. Although Notes not purchased in the Tender Offers will remain outstanding following consummation of the Tender Offers, the purchase of the Notes of either series may result in a smaller trading market for the remaining outstanding Notes of such series, which may cause the market for such Notes to be less liquid and more sporadic, and market prices for such Notes may fluctuate significantly depending on the volume of trading in that series of Notes. See “Certain Considerations.”

Who can I contact for more information?
Goldman, Sachs & Co. is serving as the Dealer Manager in connection with the Tender Offers. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offers. Requests for assistance relating to the terms and conditions of the Tender Offers may be directed to the Dealer Manager at its address and telephone number on the back cover page of this Offer to Purchase. Beneficial owners may also contact their Nominee for assistance regarding the Tender Offers. Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedure for tendering Notes may be directed to the Depositary and Information Agent at the address and telephone number on the back cover page of this Offer to Purchase.
Who is the trustee of the Notes?
The Bank of New York Mellon Trust Company, N.A. is the trustee with respect to the 2037 Notes and the 2038 Notes under the indentures governing such Notes. The trustee for the Notes is referred to as the “Trustee.”
Will I be charged any brokerage commissions if I decide to tender my Notes?
No brokerage commissions or fees are payable by Holders to us, the Dealer Manager or the Depositary and Information Agent. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such Nominee may charge you a commission for doing so. You should consult with your Nominee to determine whether any charges will apply. See “The Terms of the Tender Offers-Payment for Notes.”
What is the amount of currently outstanding Notes?
As of August 12, 2016, there were $730,205,000 aggregate principal amount of the 2037 Notes outstanding and $315,112,000 aggregate principal amount of the 2038 Notes outstanding.
What is the conversion rate of the Notes?
Subject to the terms and conditions of the indenture governing the 2037 Notes, the 2037 Notes are convertible into cash and our common stock at a conversion rate (subject to adjustment) of 21.0314 shares per $1,000 principal amount of 2037 Notes, which is equal to a conversion price of approximately $47.548 per share of common stock.
Subject to the terms and conditions of the indenture governing the 2038 Notes, the 2038 Notes are convertible into cash and our common stock at a conversion rate (subject to adjustment) of 12.4755 shares per $1,000 principal amount of 2038 Notes, which is equal to a conversion price of approximately $80.157 per share of common stock.
Each of the 2037 Notes and the 2038 Notes are listed for trading on the New York Stock Exchange. Our common stock is also currently traded on the New York Stock Exchange under the symbol “CHK.” The closing price of our common stock on August 12, 2016 was $5.02 per share.
Do Holders have any rights to require the Company to repurchase the Notes?
If we undergo a “fundamental change,” as defined in the indentures governing the Notes, Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest (including contingent interest, if any) up to but not including, the date of repurchase.
In addition, Holders of the 2037 Notes will have the right to require us to repurchase for cash all or a portion of their 2037 Notes on May 15, 2017, 2022, 2027 and 2032 at a repurchase price equal to 100% of the principal amount of the 2037 Notes to be repurchased, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) in each case, up to but not including, the date of repurchase, and Holders of the 2038 Notes will have the right to require us to repurchase for cash all or a portion of their 2038 Notes on

December 15, 2018, 2023, 2028 and 2033 at a repurchase price equal to 100% of the principal amount of the 2038 Notes to be repurchased, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) in each case, up to but not including, the date of repurchase.

AVAILABLE INFORMATION
Chesapeake files reports and other information with the SEC in accordance with the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Such reports and other information (including the documents incorporated by reference into this Offer to Purchase) may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Chesapeake’s SEC filings are also available to the public on the SEC’s website at www.sec.gov.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents filed with the SEC with respect to Chesapeake are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	the Current Reports on Form 8-K filed on January 6, 2016, March 18, 2016, April 1, 2016, April 11, 2016, May 12, 2016, May 20, 2016, May 23, 2016, June 8, 2016, June 17, 2016 and August 15, 2016; and

•
the information included in Chesapeake’s Definitive Proxy Statement on Schedule 14A filed on April 8, 2016 to the extent incorporated by reference in Part III of Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2015.

All documents and reports filed by Chesapeake pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Date shall be deemed to be incorporated by reference in and made a part of this Offer to Purchase from the date of filing such documents and reports. In no event, however, will any of the information that Chesapeake discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that Chesapeake may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this Offer to Purchase.
Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
The Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. The information relating to Chesapeake contained in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents and reports.
FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein include forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. They include the results of the Debt Financing, the Tender Offers and the Concurrent Tender Offers, expected oil, natural gas and natural gas liquids (“NGL”) production and future expenses, estimated operating costs, assumptions regarding future oil, natural gas and NGL prices, planned drilling activity, estimates of future drilling and completion and other capital expenditures (including the use of joint venture drilling carries), potential future write-downs of our oil and natural gas assets, anticipated sales, and the adequacy of our provisions for legal contingencies, as well as statements concerning anticipated cash flow and liquidity, ability to comply with financial maintenance covenants and meet contractual cash commitments to third parties, debt repurchases, operating and capital efficiencies, business strategy, and other plans and objectives for future operations.

Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and our other filings with the SEC that are incorporated by reference in this Offer to Purchase, and include:

•	the results of the Debt Financing, the Tender Offers and the Concurrent Tender Offers;

•	the volatility of oil, natural gas and NGL prices;

•	the limitations our level of indebtedness may have on our financial flexibility;

•	our inability to access the capital markets on favorable terms or at all;

•	the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations;

•	a further downgrade in our credit rating requiring us to post more collateral under certain commercial arrangements;

•	write-downs of our oil and natural gas asset carrying values due to low commodity prices;

•	our ability to replace reserves and sustain production;

•	uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures;

•	our ability to generate profits or achieve targeted results in drilling and well operations;

•	leasehold terms expiring before production can be established;

•	commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales;

•	the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations;

•	adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims;

•	charges incurred in response to market conditions and in connection with our ongoing actions to reduce financial leverage and complexity;

•	drilling and operating risks and resulting liabilities;

•	effects of environmental protection laws and regulation on our business;

•	legislative and regulatory initiatives further regulating hydraulic fracturing;

•	our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used;

•	impacts of potential legislative and regulatory actions addressing climate change;

•	federal and state tax proposals affecting our industry;

•	potential over-the-counter derivatives regulation limiting our ability to hedge against commodity price fluctuations;

•	competition in the oil and gas exploration and production industry;

•	a deterioration in general economic, business or industry conditions;

•	negative public perceptions of our industry;

•	limited control over properties we do not operate;

•	pipeline and gathering system capacity constraints and transportation interruptions;

•	terrorist activities and/or cyber-attacks adversely impacting our operations;

•	potential challenges of our spin-off of Seventy Seven Energy Inc. (“SSE”) in connection with SSE’s recently completed bankruptcy under Chapter 11 of the U.S. Bankruptcy Code;

•	an interruption in operations at our headquarters due to a catastrophic event;

•	the continuation of suspended dividend payments on our common stock and preferred stock;

•	certain anti-takeover provisions that affect shareholder rights; and

•	our inability to increase or maintain our liquidity through debt repurchases, capital exchanges, asset sales, joint ventures, farmouts or other means.
The forward-looking statements contained in this Offer to Purchase and the documents we have incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions may prove to be inaccurate. We caution that the forward-looking statements contained in this offering circular are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking statements or events will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in this Offer to Purchase, as well as the information contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and our other filings with the SEC that are incorporated by reference herein. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

THE COMPANY
Chesapeake owns interests in approximately 32,400 oil and natural gas wells and produced an average of approximately 657 thousand barrels of oil equivalent (mboe) per day in the second quarter of 2016, net to its interest. The Company has a large and geographically diverse resource base of onshore U.S. unconventional natural gas and liquids assets. The Company has leading positions in the liquids-rich resource plays of the Eagle Ford Shale in South Texas; the Utica Shale in Ohio and Pennsylvania; the Anadarko Basin in northwestern Oklahoma and the Texas Panhandle; and the Niobrara Shale in the Powder River Basin in Wyoming. The Company’s natural gas resource plays are the Haynesville/Bossier Shales in northwestern Louisiana and East Texas; the Marcellus Shale in the northern Appalachian Basin in Pennsylvania; and the Barnett Shale in the Fort Worth Basin of north-central Texas. The Company also owns oil and natural gas marketing and natural gas gathering and compression businesses.
The principal offices for Chesapeake are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. Chesapeake’s main telephone number is (405) 848-8000. Additional information about Chesapeake’s business can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. See “Documents Incorporated By Reference.”
DIVIDEND POLICY
Historically, the Company has made distributions to its shareholders. However, in July 2015, the Company’s Board of Directors determined to eliminate quarterly cash dividends on Chesapeake’s common stock. In January 2016, the Company announced that it was suspending payment of dividends on each series of its outstanding convertible preferred stock. Suspension of the dividends did not constitute an event of default under the Company’s revolving credit facility or bond indentures. Chesapeake may pay dividends on its 5.00% Cumulative Convertible Preferred Stock (Series 2005B) and its 4.50% Cumulative Convertible Preferred Stock in cash, common stock or a combination thereof, at its option. Dividends on both series of its 5.75% Cumulative Convertible Non-Voting Preferred Stock are payable only in cash.

THE TERMS OF THE TENDER OFFERS
Description of the Notes
The following description of the Notes and any other description of the Notes contained in this Offer to Purchase, the Letter of Transmittal or in any other document related to the Tender Offers are qualified in their entirety by reference to the indenture governing such Notes. Copies of the indentures are available from the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the SEC’s website located at http://www.sec.gov.
The terms and conditions governing each series of Notes, including the covenants and other protective provisions contained in the indenture governing such series of Notes, will remain unchanged by the Tender Offers. No amendments to the indentures are being sought in connection with the Tender Offers.
The 2037 Notes
The 2037 Notes are unsecured senior obligations of Chesapeake and rank equally in right of payment with all of our existing and future senior unsubordinated and unsecured obligations and senior to all of our existing and future subordinated indebtedness. The 2037 Notes are effectively subordinated to our existing and any future secured obligations to the extent of the value of the assets securing such obligations. Chesapeake’s obligations under the 2037 Notes are jointly and severally, fully and unconditionally guaranteed by certain of our direct and indirect wholly owned subsidiaries. The 2037 Notes were issued pursuant to the Indenture, dated as of May 15, 2007, among Chesapeake, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N. A., as trustee, as supplemented by the First Supplemental Indenture, dated as of August 7, 2007, by and among Chesapeake, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Second Supplemental Indenture, dated as of March 28, 2008, among Chesapeake, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Third Supplemental Indenture, dated as of October 14, 2008, among Chesapeake, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

The 2037 Notes mature on May 15, 2037, unless earlier redeemed, converted or repurchased. The repurchase, conversion, redemption and contingent interest provisions of the 2037 Notes are as follows:
Holders’ Demand Repurchase Rights. The Holders of 2037 Notes may require the Company to repurchase, in cash, all or a portion of their notes at 100% of the principal amount of the 2037 Notes on any of four dates that are five, ten, fifteen and twenty years before the maturity date: May 15 of 2017, 2022, 2027 and 2032.
Optional Conversion by Holders. At the Holder’s option, prior to maturity under certain circumstances, the 2037 Notes are convertible into cash and, if applicable, shares of the Company’s common stock using a net share settlement process. One triggering circumstance is when the price of the Company’s common stock exceeds a threshold amount during a specified period in a fiscal quarter. Convertibility based on common stock price is measured quarterly. During the specified period in the second quarter of 2016, the price of the Company’s common stock was below the threshold level for the 2037 Notes and, as a result, the Holders do not have the option to convert their 2037 Notes into cash and common stock in the third quarter of 2016 under this provision. The 2037 Notes are also convertible, at the Holder’s option, during specified five-day periods if the trading price of the 2037 Notes is below certain levels determined by reference to the trading price of the Company’s common stock. The 2037 Notes were not convertible under this provision during the years ended December 31, 2015, 2014 or 2013. In general, upon conversion of a 2037 Note, the Holder will receive cash equal to the principal amount of the 2037 Note and common stock for the 2037 Note’s conversion value in excess of the principal amount.
Optional Redemption by the Company. We may redeem the 2037 Notes on or after May 15, 2017, at a redemption price of 100% of the principal amount of the 2037 Notes, payable in cash.
Contingent Interest. We will pay contingent interest on the 2037 Notes beginning November 14, 2017 during certain periods if the average trading price of the 2037 Notes exceeds the threshold defined in the indenture governing the 2037 Notes.
For additional information about the terms of the 2037 Notes, please read the section entitled “Description of Notes” in the Company’s prospectus supplement dated May 10, 2007 filed with the SEC on May 10, 2007, which description is incorporated by reference herein.
The 2038 Notes
The 2038 Notes are unsecured senior obligations of Chesapeake and rank equally in right of payment with all of our existing and future senior debt and senior to all of our existing and future subordinated indebtedness. The 2038 Notes are effectively subordinated to our existing and any future secured obligations to the extent of the value of the assets securing such obligations. Chesapeake’s obligations under the 2038 Notes are jointly and severally, fully and unconditionally guaranteed by certain of our direct and indirect wholly owned subsidiaries. The 2038 Notes were issued pursuant to the Indenture dated as of May 27, 2008 among the Company, certain of the Company's subsidiaries, as guarantors, and The Bank of New York Trust Company, N.A., as trustee.
The 2038 Notes mature on December 15, 2038, unless earlier redeemed, converted or repurchased. The repurchase, conversion, redemption and contingent interest provisions of the 2038 Notes are as follows:
Holders’ Demand Repurchase Rights. The Holders of 2038 Notes may require the Company to repurchase, in cash, all or a portion of their notes at 100% of the principal amount of the 2038 Notes, plus accrued and unpaid interest, on any of four dates that are five, ten, fifteen and twenty years before the maturity date: December 15 of 2018, 2023, 2028 and 2033.
Optional Conversion by Holders. At the Holder’s option, prior to maturity under certain circumstances, the 2038 Notes are convertible into cash and, if applicable, shares of the Company’s common stock using a net share settlement process. One triggering circumstance is when the price of the Company’s common stock exceeds a threshold amount during a specified period in a fiscal quarter. Convertibility based on common stock price is measured quarterly. During the specified period in the second quarter of 2016, the price of the Company’s common stock was below the threshold level for the 2038 Notes and, as a result, the Holders do not have the option to convert their 2038 Notes into cash and common stock in the third quarter of 2016 under this provision. The 2038 Notes are also convertible, at the Holder’s option, during specified five-day periods if the trading price of the 2038 Notes is below certain levels determined by reference to the trading price of the Company’s common stock. The 2038 Notes were not convertible under this provision during the years ended December 31, 2015, 2014 or 2013. In general, upon conversion of a 2038 Note, the Holder will receive cash equal to the principal amount of the 2038 Note and common stock for the 2038 Note’s conversion value in excess of the principal amount. Upon a fundamental change, as defined in the indenture governing the 2038 Notes, Holders may require us to repurchase all or a portion of their notes at a price of 100% of the principal amount of the 2038 Notes, plus accrued and unpaid interest, in cash.
Optional Redemption by the Company. We may redeem the 2038 Notes on or after December 15, 2018, at a redemption price of 100% of the principal amount of the 2038 Notes, plus accrued and unpaid interest.
Contingent Interest. Commencing with the six-month period ended June 14, 2019, we will pay contingent interest on the 2038 Notes during certain periods if the average trading price of the 2038 Notes exceeds the threshold defined in the indenture governing the 2038 Notes.
For additional information about the terms of the 2038 Notes, please read the section entitled “Description of Notes” in the Company’s prospectus supplement dated May 20, 2008 filed with the SEC on May 22, 2008, which description is incorporated by reference herein.
Principal Terms of the Tender Offers
Upon the terms and subject to the conditions described in the Offer Documents, the Company hereby offers to purchase for cash Notes for an aggregate purchase price (exclusive of Accrued Interest) up to the Aggregate Maximum Purchase Amount, subject to the 2038 Tender Cap, the Acceptance Priority Levels and proration as described herein.
Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be the Total Consideration for the applicable series of Notes. In addition to the Total Consideration, all Holders of Notes accepted for purchase pursuant to the Tender Offers will, on the Settlement Date, also receive Accrued Interest.
The Tender Offers commenced on August 15, 2016 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offers are open to all registered Holders of the applicable Notes.
The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by the Company, promptly following the Expiration Date, subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap, the Acceptance Priority Levels and proration as described herein. The Settlement Date is expected to occur on the second business day following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, with respect to any or all of the Tender Offers to (i) extend the Expiration Date to a later date and time as announced by the Company; (ii) increase or decrease the Aggregate Maximum Purchase Amount or the 2038 Tender Cap; (iii) waive or modify in whole or in part any or all conditions to the Tender Offers; (iv) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (v) otherwise modify or terminate either Tender Offer. In the event that one or both Tender Offers are terminated or otherwise not completed, the Total Consideration relating to the applicable Notes will not be paid or become payable to Holders of such Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “-Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offers. See “-Expiration Date; Extension; Termination and Amendment.”

Notwithstanding any other provision of the Tender Offers, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offers is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions. The Tender Offers are being made in connection with the Debt Financing. The Company expects to use the net proceeds from the Debt Financing to finance its payments of the Total Consideration and to finance the consideration for the Concurrent Tender Offers. At the time of offer, the Company does not have any alternative financing or plans in the event the Debt Financing does not provide the funds necessary to finance the Company’s payments of the Total Consideration and the consideration for the Concurrent Tender Offers. The obligation of the Company to consummate the Tender Offers is subject to the Financing Condition and the General Conditions, but is not subject to completion of the Concurrent Tender Offers. The conditions to the Tender Offers are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Tender Offers at or prior to the Expiration Date. If either Tender Offer is terminated at any time with respect to any Notes, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offers are not conditioned upon a minimum amount of Notes of either series, or a minimum amount of Notes of both series, being tendered. See “-Conditions to the Tender Offers.”
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 12, 2016 (40 business days after the commencement of the Tender Offers). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “-Withdrawal of Tenders.”
In the event that the Company modifies the Total Consideration, Aggregate Maximum Purchase Amount, 2038 Tender Cap or Acceptance Priority Levels and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the applicable Tender Offer, the Company will extend the Expiration Date with respect to such Tender Offer so that at least 10 business days remain until the Expiration Date with respect to such Tender Offer.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE WITH RESPECT TO THE NOTES, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFERS. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFERS AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.
Aggregate Maximum Purchase Amount; 2038 Tender Cap; Acceptance Priority Levels; Proration
The amount of Notes purchased in the Tender Offers will be subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap, the Acceptance Priority Levels and proration arrangements applicable to the Tender Offers as described herein. See the front cover of this Offer to Purchase for details of the Aggregate Maximum Purchase Amount, 2038 Tender Cap and Acceptance Priority Levels.
The Notes accepted for purchase on the Settlement Date will be accepted for purchase in accordance with their Acceptance Priority Levels set forth on the front cover of this Offer to Purchase (with 1 being the higher Acceptance Priority Level and 2 being the lower Acceptance Priority Level), provided that the Company will only accept for purchase Notes having an aggregate purchase price (exclusive of Accrued Interest) of up to the Aggregate Maximum Purchase Amount. In addition, the Company will only accept for purchase 2038 Notes having an aggregate purchase price (exclusive of Accrued Interest) of up to the 2038 Tender Cap. The Company reserves the right, in its sole discretion, to increase or decrease the Aggregate Maximum Purchase Amount and the 2038 Tender Cap at any time, subject to compliance with applicable law, which could result in the Company’s purchasing a greater or lesser amount of Notes in the Tender Offers.
Subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap and proration as described herein, the Notes accepted for purchase on the Settlement Date will be accepted for purchase in accordance with their Acceptance Priority Levels set forth on the front cover of this Offer to Purchase (with 1 being the higher Acceptance Priority Level and 2 being the lower Acceptance Priority Level). Subject to the Aggregate Maximum Purchase Amount and proration as described herein, all 2037 Notes validly tendered will be accepted for purchase before any 2038 Notes validly tendered are accepted for purchase. Accordingly, if the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date equals or exceeds the Aggregate Maximum Purchase Amount, the Company will not accept for purchase any 2038 Notes. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered at or prior to the Expiration Date exceeds the Aggregate Maximum Purchase Amount, 2037 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2037 Notes validly tendered. Once all 2037 Notes validly tendered have been accepted for purchase, subject to the Aggregate Maximum Purchase Amount, the 2038 Tender Cap and proration as described herein, 2038 Notes validly tendered will be accepted for purchase. If the aggregate purchase price (exclusive of Accrued Interest) of 2037 Notes validly tendered is less than the Aggregate Maximum Purchase Amount and the aggregate purchase price of 2037 Notes and 2038 Notes validly tendered exceeds the Aggregate Maximum Purchase Amount, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered. If the aggregate purchase price (exclusive of Accrued Interest) of 2038 Notes validly tendered at or prior to the Expiration Date exceeds the 2038 Tender Cap, 2038 Notes validly tendered will be accepted for purchase on a pro rata basis, based on the aggregate principal amount of 2038 Notes validly tendered.
If proration of the tendered Notes of either series is required, the Company will determine the final proration factor as soon as practicable after the Expiration Date. The Company will announce results of such proration as described in “-Announcements” below. Holders may obtain such information from the Depositary and the Dealer Manager and may be able to obtain such information from their brokers.
Payment for Notes
Payment for Notes purchased pursuant to the Tender Offers will be made by the deposit of the Total Consideration for each series of Notes, plus Accrued Interest, in immediately available funds by the Company on the Settlement Date with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. For purposes of the Tender Offers, the Company will be deemed to have accepted for purchase validly tendered Notes if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Depositary and Information Agent.
The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of, or payment for, Notes of either series if any of the conditions to the applicable Tender Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “-Conditions to the Tender Offers.” In all cases, payment by the Depositary to Holders or beneficial owners of the Total Consideration and Accrued Interest for Notes purchased pursuant to either Tender Offer will be made only after timely receipt by the Depositary prior to the Expiration Date for such Tender Offer of (i) timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “-Procedure for Tendering Notes,” (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message and (iii) any other documents required by the Letter of Transmittal.
If any tendered Notes are not purchased pursuant to the Tender Offers for any reason, such Notes not purchased will be returned promptly, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be promptly credited to the account maintained at DTC from which Notes were delivered) after the expiration or termination of the Tender Offers.
Holders whose Notes are accepted for purchase pursuant to the Tender Offers will be entitled to receive the Total Consideration for the applicable series of Notes plus Accrued Interest. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
All Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled.
Tendering Holders of Notes purchased in the Tender Offers will not be obligated to pay brokerage commissions or fees to the Company, the Dealer Manager or the Depositary and Information Agent. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes in the Tender Offers. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such broker or Nominee may charge you a commission for doing so. You should consult with your broker or Nominee to determine whether any charges will apply.

The Notes may be tendered and accepted for purchase only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes of each series equal to or greater than $1,000.
In the event that proration of tendered Notes of a series is required, the aggregate principal amount of each Holder’s validly tendered Notes of such series accepted for purchase will be determined by multiplying the aggregate principal amount of such Holder’s validly tendered Notes of such series by the proration factor for such series, and rounding the product down to the nearest $1,000. To avoid purchases of Notes of either series in principal amounts other than integral multiples of $1,000, the Company will reduce the principal amount of Notes of such series validly tendered by such Holder and accepted for purchase to the nearest $1,000.
Purpose of the Tender Offers
The purpose of the Tender Offers is to reduce the principal amount of outstanding debt securities of the Company held by the public. See “Certain Considerations-The Tender Offers May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes.”
From time to time after completion of the Tender Offers, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, through additional tender offers, exchange offers or otherwise, or the Company may redeem Notes that are able to be redeemed, pursuant to their terms. Any future purchases, exchanges or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers. Any future purchases, exchanges or redemptions by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date of the Tender Offers.
Conditions to the Tender Offers
The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Tender Offers is subject to the Aggregate Maximum Purchase Amount and the 2038 Tender Cap. Additionally, notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) the Company’s right to extend and amend the Tender Offers at any time, in the Company’s sole discretion, the Company will not be required to accept for purchase, or to pay for, Notes validly tendered pursuant to the Tender Offers and may terminate, extend or amend the Tender Offers, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered, and may terminate the Tender Offers, if at or prior to the Expiration Date:

•
the Company shall not have received net proceeds from the Debt Financing in an amount sufficient to fund the payment of the Total Consideration and to fund the consideration for the Concurrent Tender Offers, with such Debt Financing to be on terms and conditions satisfactory to the Company (the “Financing Condition”); and

•	the General Conditions shall not have been satisfied.
All the “General Conditions” shall be deemed to be satisfied unless any of the following conditions shall occur on or after the date of this Offer to Purchase and at or prior to the Expiration Date:

•
there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offers that, in the reasonable judgment of the Company, either (i) is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, or

(ii) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of either Tender Offer;

•
an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, either (i) is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or (ii) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Tender Offers;

•
there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company and its subsidiaries that, in the reasonable judgment of the Company, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of either Tender Offer;

•
any Trustee shall have objected in any respect to or taken action that could, in the reasonable judgment of the Company, adversely affect the consummation of the applicable Tender Offers or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of such Tender Offers or the acceptance of, or payment for, the Notes; or

•
there has occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets; (ii) any significant adverse change in the price of the Notes in the United States or other major securities or financial markets; (iii) a material impairment in the trading market for debt securities; (iv) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States or other major financial markets; (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions; (vi) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States; or (vii) in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s sole benefit and may be asserted by the Company regardless of the circumstances, including any action or inaction by the Company, giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company’s sole discretion. If any condition to the Tender Offers is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right, in its sole discretion, subject to applicable law:

•	to terminate any or all of the Tender Offers and return any tendered Notes;

•	to waive all unsatisfied conditions and accept for purchase Notes that are validly tendered prior to the Expiration Date;

•	to extend any or all of the Tender Offers and retain the Notes that have been tendered during the period for which the Tender Offers are extended; or

•	to otherwise amend any or all of the Tender Offers.
The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. The Tender Offers are not conditioned upon a minimum amount of Notes of either series, or a minimum amount of Notes of both series, being tendered. The purchase of either series of Notes is not conditioned upon the purchase of the other series of Notes; however, all Notes will be purchased by the Company in accordance with the procedures described under “-Aggregate Maximum Purchase Amount; 2038 Tender Cap; Acceptance Priority Levels; Proration.”

Procedure for Tendering Notes
The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Letters of Transmittal or transmitting an Agent’s Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary at or prior to such time. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted for purchase. In no event shall the Holder send any documents or Notes to the Dealer Manager or to the Company.
Tender of Notes Held Through a Nominee.
To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must instruct such Nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.
Tender of Notes Held Through DTC.
To effectively tender Notes that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal, together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and such other documents to the Depositary or (ii) electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Depositary. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.
Except as provided below, unless the Notes being tendered are deposited with the Depositary at or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, as applicable), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Total Consideration for the Notes being tendered. Payment for tendered Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.
In order to validly tender Notes at or prior to the Expiration Date with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Depositary to tender Notes at or prior to the Expiration Date as though it were the registered Holder thereof by so transmitting an Agent’s Message.
Book-Entry Delivery and Tender of Notes Through ATOP.
Promptly after commencement of the Tender Offers, the Depositary will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Tender Offers (to the extent such arrangements have not been made previously by the Depositary). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant’s DTC account by causing DTC to transfer such Notes into the Depositary’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or (in connection with a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (i) the aggregate principal amount of Notes of each series to be tendered by such participant, (ii) that such participant has received copies of the Offer Documents and agrees to be bound by the terms and conditions of the applicable Tender Offers as described herein and in the Letter of Transmittal and (iii) that the Company may enforce the terms and conditions of the Letter of Transmittal against such tendering participant.
THE NOTES AND EITHER THE LETTER OF TRANSMITTAL OR AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE DEPOSITARY, AND NOT TO THE COMPANY, THE DEALER MANAGER OR DTC (OR ANY OTHER BOOK ENTRY TRANSFER FACILITY).
Signature Guarantees.
Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of a registered national notes exchange or the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office or a correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing, an “Eligible Institution”) unless the Notes tendered thereby are tendered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) or (ii) for the account of an Eligible Institution.
General.
Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Therefore, to effectively tender Notes that are held through a Nominee, the beneficial owner thereof must instruct such Nominee to tender the Notes on the beneficial owner’s behalf according to the procedures described above. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were the Holders.
The tender of Notes by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.
Notwithstanding any other provision hereof, payment of the applicable Total Consideration for Notes validly tendered and accepted for purchase pursuant to the Offer will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Date) by the Depositary of a Book-Entry Confirmation (as defined above) of the transfer of such Notes into the Depositary’s account at DTC, as described above, and a Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or, in the case of a book-entry transfer, a properly transmitted Agent’s Message in lieu of the Letter of Transmittal.
The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Notes, and such determinations will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Notes may, in the Company’s opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offers or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Tender Offers will be final and binding.
Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, the Dealer Manager, the Depositary, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Total Consideration, plus Accrued Interest.
No Guaranteed Delivery.
There are no guaranteed delivery procedures available with respect to the Tender Offers under the terms of this Offer to Purchase or any related materials. Holders must tender their Notes in accordance with the procedures set forth in this section.
No Alternative, Conditional or Contingent Tenders.
No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Tender Offers. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.
Representations, Warranties and Undertakings.
By tendering Notes pursuant to this Offer to Purchase (including by accepting a Tender Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company, the Depositary and the Dealer Manager that:

•	the tendering Holder has received the Offer Documents and agrees to be bound by all the terms and conditions of the Tender Offers;

•
the Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Tender Offers, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by it;

•
the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

•
the Notes will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Tender Offers, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•
the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (ii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes and the indenture under which such Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes, and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the purchase price, plus any Accrued Interest, of Notes tendered pursuant to the Tender Offers, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).
By tendering Notes pursuant to the Tender Offers, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary and, in the case of Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.
Compliance with “Short Tendering” Rule.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Notes in a partial tender offer for their own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the applicable Tender Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
A tender of Notes in the Tender Offers under any of the procedures described above will constitute a binding agreement between the tendering Holder and the Company with respect to such Notes upon the terms and subject to the conditions of the Tender Offers, including the tendering Holder’s acceptance of the terms and conditions of the Tender Offers, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the applicable Tender Offer within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Notes complies with Rule 14e-4.
Withdrawal of Tenders
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 12, 2016 (40 business days after the commencement of the Tender Offers).
For a withdrawal of Notes to be valid, the Depositary must timely receive a written or facsimile notice of withdrawal at one of its addresses set forth on the last page of this document, or a properly transmitted “Request Message” through ATOP must be received by the Depositary, in each case prior to the Expiration Date. The withdrawal notice must:

•
specify the name of the person that tendered the Notes to be withdrawn and, if different, the record holder of such Notes (or, in the case of Notes tendered by book entry transfer, the name of the DTC participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes);

•	contain a description(s) of the Notes to be withdrawn, including the CUSIP number(s) and the aggregate principal amount represented by such Notes to be withdrawn;

•
be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by documents of transfer sufficient to have the applicable Trustee register the transfer of the Notes into the name of the person withdrawing such Notes; and

•
if the Letter of Transmittal was executed by a person other than the Holder, be accompanied by a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder.

If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal, even if physical release is not yet effected by the Depositary. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offers.
Holders may not rescind their withdrawal of tendered Notes and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offers. Validly withdrawn Notes may, however, be validly tendered again by following one of the procedures described above under “-Procedure for Tendering Notes” at any time prior to the Expiration Date.
Holders may accomplish valid withdrawals of Notes only in accordance with the foregoing procedures.
If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to make arrangements for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Notes will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Notes, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.
Through DTC, the Depositary will return to tendering Holders all Notes in respect of which it has received valid withdrawal instructions at or prior to the Expiration Date promptly after it receives such instructions.
All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.
Acceptance of Notes for Purchase; Accrual of Interest
Acceptance of Notes for Purchase
The Company will be deemed to have accepted for purchase pursuant to the Tender Offers and thereby have purchased validly tendered Notes pursuant to the Tender Offers if, as and when the Company gives oral or written notice to the Depositary of the Company’s acceptance of such Notes for purchase pursuant to the Tender Offers. The Company will announce acceptance for purchase of the Notes. In all cases, payment for Notes purchased pursuant to the Tender Offers will be made by deposit of cash relating to the Total Consideration, plus the Accrued Interest, with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from the Company and transmitting such payments to such holders.
On the Settlement Date, the Company will settle all Notes accepted for purchase. The Company expects such date to be two business days following the Expiration Date.
Subject to applicable law (including Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the applicable Tender Offer), the Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “-Conditions to the Tender Offers.” In all cases, payment by the Depositary to Holders of consideration for Notes accepted for purchase pursuant to the Tender Offers will be made only after receipt by the Depositary prior to the Expiration Date of:

•	confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “Procedure for Tendering Notes”;

•	a duly completed Agent’s Message through the facilities of DTC or a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof); and

•	any other documents required by the Letter of Transmittal.
If the Tender Offers are terminated or withdrawn, or the Notes subject to the Tender Offers are not accepted for purchase, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Tender Offers for any reason, Notes tendered by book-entry transfer will be credited to the account maintained at DTC from which those Notes were delivered promptly following the Expiration Date or termination of the Tender Offers.
If the Company is delayed in its acceptance for purchase of, or payment for, any Notes or is unable to accept for purchase or pay for any Notes pursuant to the Tender Offers for any reason, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Depositary on behalf of the Company (subject to Rules 13e-4(5)(f) and 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the applicable Tender Offer).
All Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled.
Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to the Company’s purchase of the Notes pursuant to the Tender Offers. If you hold Notes through a broker or bank, you should consult that institution as to whether it charges any service fees. The Company will pay certain fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Tender Offers. See “The Dealer Manager, the Depositary and the Information Agent.”
Accrual of Interest
Holders who tender Notes that are accepted for purchase pursuant to the Tender Offers will receive Accrued Interest.
Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
Expiration Date; Extension; Termination and Amendment
The Tender Offers will expire on the Expiration Date, unless earlier terminated by the Company. The Company reserves the right, in its sole discretion, to extend the Expiration Date for a Tender Offer. In addition, subject to applicable law, the Company expressly reserves the right, in its sole discretion, to terminate or withdraw the Tender Offers with respect to any or both series of Notes at any time and from time to time. If either Tender Offer is terminated at any time with respect to any Notes, the Notes tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offers. Irrespective of any amendment to the Tender Offers, all Notes previously tendered pursuant to the Tender Offers and not accepted for purchase will remain subject to the Tender Offers and may be accepted for purchase thereafter for purchase by the Company, except when such acceptance is prohibited by law.
The Company will publicly announce any extension, termination or amendment in the manner described under “-Announcements.”
If the Company makes a material change in the terms of the Tender Offers or the information concerning the Tender Offers or waives a material condition of the Tender Offers, the Company will disseminate additional materials and extend the Tender Offers to the extent required by law. In the event of a termination of the Tender Offers, none of the Total Consideration will be paid or become payable on Notes. In any such event, any Notes previously tendered pursuant to the Tender Offers will be returned to the tendering Holder in accordance with Rule 13e-4(f)(5) under the Exchange Act.

Additional Terms of the Tender Offers

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder’s own risk.

•	The purchase by the Company of Notes of either series is not conditioned on the purchase of Notes of the other series or on the completion of the Concurrent Tender Offers.

•
By submitting a valid electronic acceptance instruction or Letter of Transmittal, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in “-Procedure for Tendering Notes-Representations, Warranties and Undertakings” and in the Letter of Transmittal.

•
All acceptances of tendered Notes by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

•	The Company may in its sole discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

•
Unless waived by the Company, any irregularities in connection with tenders of such Notes must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, the Trustee or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of Notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Notes may be deemed not to have been made until such irregularities have been cured or waived.

•	None of the Company, the Dealer Manager, the Depositary or the Trustee shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•
Any rights or claims which a Holder may have against the Company in respect of any tendered Notes or the Tender Offers shall be extinguished or otherwise released upon the payment to such Holder of the Total Consideration, plus Accrued Interest, as determined pursuant to the terms of the Tender Offers, for such Notes.

•
Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or giving notice to the Depositary and the Dealer Manager.

•	There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offers.

•
The contract constituted by the Company’s acceptance for purchase in accordance with the terms of this Offer to Purchase of all Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) shall be governed by, and construed in accordance with, the law of the State of New York.

Announcements
If the Company is required by applicable law to make an announcement relating to an extension of the Expiration Date for either Tender Offer, an amendment or termination of the Tender Offers, acceptance of the Notes of either series for purchase, or otherwise, the Company will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, the Company may choose to issue an announcement of this type in any reasonable manner, but it will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

CERTAIN CONSIDERATIONS
In deciding whether to participate in the Tender Offers, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as may be updated by the Company from time to time in Quarterly Reports on Form 10-Q and other public filings, and the following:
Position of the Company and Other Parties Concerning the Tender Offers
None of the Company, its board of directors, its officers, the Dealer Manager, the Depositary and Information Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.
The Tender Offers May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes
All Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled. Although the Notes are listed for trading on the New York Stock Exchange, historically, the trading market for the Notes has been limited. To the extent that Notes of a series are purchased pursuant to a Tender Offer, the trading market for the Notes of that series that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not tendered or tendered but not purchased may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offers reduces the float. The reduced float may also tend to make the trading price more volatile.
Holders of Notes not tendered and purchased in the Tender Offers may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following consummation of the Tender Offers. The extent of the public market for the Notes following consummation of the Tender Offers will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, and the interest in maintaining a market in the Notes on the part of securities firms.
Withdrawal Rights
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after October 12, 2016 (40 business days after the commencement of the Tender Offers). The Company may not be able to definitively determine whether the Tender Offers are oversubscribed or what the effects of proration may be with respect to the Notes until after the Expiration Date has passed. Therefore, you will not be able to withdraw tenders of your Notes at the time the Company establishes the amount of Notes to be purchased pursuant to the Tender Offers.
Conditions to the Consummation of the Tender Offers
The consummation of each Tender Offer is subject to the satisfaction or waiver of several conditions, including the Financing Condition. See “The Terms of the Tender Offers-Conditions to the Tender Offers.” In addition, subject to applicable law, the Company may terminate either Tender Offer at any time prior to the Expiration Date. There can be no assurance that such conditions will be met, that the Company will not terminate the Tender Offers or that, in the event that the Tender Offers are not consummated, the market value and liquidity of the Notes will not be materially adversely affected.
Treatment of Notes Not Tendered in the Tender Offers
Notes not tendered and purchased in the Tender Offers will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the applicable indenture, will remain unchanged. No amendments to these documents are being sought.

From time to time after completion of the Tender Offers, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, through additional tender offers, exchange offers or otherwise, or the Company may redeem Notes that are able to be redeemed, pursuant to their terms. Any future purchases, exchanges or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers. Any future purchases, exchanges or redemptions by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date of the Tender Offers.
Certain Tax Considerations
See “Certain U.S. Federal Income Tax Consequences” for a discussion of certain tax matters that should be considered in evaluating the Tender Offers.
SOURCE OF FUNDS
The Company expects to use the net proceeds from the Debt Financing to finance its payments of the Total Consideration and to finance the consideration for the Concurrent Tender Offers. At the time of offer, the Company does not have any alternative financing or plans in the event the Debt Financing does not provide the funds necessary to finance the Company’s payments of the Total Consideration and the consideration for the Concurrent Tender Offers. The obligation of the Company to consummate the Tender Offers is subject to the Financing Condition, but is not subject to completion of the Concurrent Tender Offers.
The Company has commenced Concurrent Tender Offers for up to $500 million aggregate purchase price of its outstanding 6.25% Euro-denominated Senior Notes due 2017, 6.5% Senior Notes due 2017, 7.25% Senior Notes due 2018, Floating Rate Senior Notes due 2019, 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, 4.875% Senior Notes due 2022 and 5.75% Senior Notes due 2023.  The obligation of the Company to consummate the Tender Offers is not subject to completion of the Concurrent Tender Offers.
The Debt Financing is expected to be a loan agreement with one or more banks, investment banks, insurance companies, mutual funds or other institutional lenders providing for floating rate term loans aggregating $1.0 billion. Such term loans are to be funded on or before the Settlement Date, with all principal due five years after the date of funding. Such term loans are to be secured by the same collateral as the liens on the collateral securing the Company’s revolving credit facility (with a position in the collateral proceeds waterfall junior to the revolving credit facility) and are to be guaranteed by the same subsidiaries that guarantee, among other obligations, such revolving credit facility. The term loans will bear interest at a floating rate, and the Company anticipates that it will be able to elect from time to time to have the term loans bear interest at either an “adjusted base rate” (but never less than 1%) plus a margin or at the London interbank offered rate (but never less than 2%), with interest periods of one, two, three or six months at the Company’s option, plus a different margin. The Company has engaged Goldman Sachs Bank USA, Citigroup Global Markets Inc. and MUFG Union Bank, N.A. to assist with the arrangement of the Debt Financing. The Company has no current plans to finance repayment of the term loans prior to maturity.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES
The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. The telephone number of the Company and each of the persons listed in the table below is (405) 848-8000.

Name	Position
Robert D. Lawler	President, Chief Executive Officer and Director
Domenic J. Dell’Osso, Jr.	Executive Vice President and Chief Financial Officer
Frank Patterson	Executive Vice President-Exploration, Technology & Land
Mikell J. Pigott	Executive Vice President-Operations, Southern Division
James R. Webb	Executive Vice President-General Counsel and Corporate Secretary
Michael A. Johnson	Senior Vice President, Accounting, Controller and Chief Accounting Officer
Cathlyn L. Tompkins	Senior Vice President-Information Technology and Chief Information Officer
R. Brad Martin	Director
Archie W. Dunham	Director
Vincent J. Intrieri	Director
John J. Lipinski	Director
Merrill A. Miller, Jr.	Director
Kimberly K. Querrey	Director
Thomas L. Ryan	Director
To the Company’s knowledge, neither the Company nor any of our executive officers, directors or affiliates, has any beneficial interest in any outstanding Notes.
No affiliate or associate or majority owned subsidiary of the Company and, to the Company’s knowledge, no director or executive officer of any subsidiary of the Company has engaged in any transaction in the Notes during the 60 days preceding the date of this Offer to Purchase.
To the Company’s knowledge, the Company will not acquire any Notes from any of its executive officers, directors or affiliates pursuant to the Tender Offers.

MARKET PRICE INFORMATION
The 2037 Notes are listed on the New York Stock Exchange under the symbols “CHK37” and “CHK37A,” and the 2038 Notes are listed on the New York Stock Exchange under the symbol “CHK38.” The last reported sales price for the 2037 Notes on August 12, 2016 was $94.00. The last reported sales price for the 2038 Notes on August 12, 2016 was $87.00. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes. The following table sets forth the high and low intraday sales prices for the Notes, expressed as a percentage of the face value per $1,000 in principal amount of the Notes during the periods indicated in the principal market for such securities.

2038 Notes Fiscal Year ending December 31, 2016	Price Ranges
	High	Low

Third Quarter (through August 12, 2016)	$87.000	$77.750
Second Quarter	84.000	40.000
First Quarter	46.000	12.000
Fiscal Year ended December 31, 2015
Fourth Quarter	$73.000	$24.750
Third Quarter	87.500	71.750
Second Quarter	94.117	87.125
First Quarter	95.028	88.842
Fiscal Year ended December 31, 2014
Fourth Quarter	$95.625	$88.955
Third Quarter	97.400	93.563
Second Quarter	96.500	92.500
First Quarter	96.125	103.274

2037 Notes Fiscal Year ending December 31, 2016	Price Ranges
	High	Low

Third Quarter (through August 12, 2016)	$96.900	$90.000
Second Quarter	94.000	59.950
First Quarter	78.000	19.500
Fiscal Year ended December 31, 2015
Fourth Quarter	$90.630	$36.000
Third Quarter	97.125	85.381
Second Quarter	99.281	94.250
First Quarter	101.900	94.750
Fiscal Year ended December 31, 2014
Fourth Quarter	$100.750	$94.525
Third Quarter	107.500	100.000
Second Quarter	107.375	99.415
First Quarter	103.274	99.000
The Notes are convertible into cash and shares of our common stock in the circumstances and during the periods specified in the related indentures governing the Notes. Our common stock is traded on the New York Stock Exchange under the symbol “CHK.” The table below sets forth the high and low closing sales prices of our common stock during the indicated time periods.

Common Stock Fiscal Year ending December 31, 2016	Price Ranges
	High	Low

Third Quarter (through August 12, 2016)	$5.60	$4.13
Second Quarter	7.59	3.53
First Quarter	5.76	1.50
Fiscal Year ended December 31, 2015
Fourth Quarter	$9.55	$3.56
Third Quarter	11.90	6.01
Second Quarter	16.98	10.94
First Quarter	21.49	13.38
Fiscal Year ended December 31, 2014
Fourth Quarter	$24.43	$16.41
Third Quarter	29.92	22.77
Second Quarter	31.49	25.66
	27.54	23.92
The closing price of our common stock on the New York Stock Exchange August 12, 2016 was $5.02 per share. As of July 27, 2016, there were approximately 776,956,037 shares of our common stock outstanding.
We urge you to obtain more current market price information for our Notes and common stock during the tender offer period.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion summarizes the material U.S. federal income tax considerations relating to the surrender of Notes for purchase pursuant to the Tender Offers. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings, judicial decisions and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary is limited to holders of the Notes who hold their Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). For purposes of this discussion, “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders that may be subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions,

•	tax-exempt organizations,

•	S corporations or other pass-through entities,

•	insurance companies,

•	mutual funds,

•	dealers in securities,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities,

•	holders that are subject to the alternative minimum tax provisions of the Code,

•	certain expatriates or former long-term residents of the United States,

•	U.S. Holders that have a functional currency other than the U.S. dollar,

•	personal holding companies,

•	regulated investment companies,

•	real estate investment trusts, and

•	holders that hold the Notes as part of a hedge, conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Notes, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences to them of the Tender Offers.
This discussion does not address U.S. federal taxes other than income taxes, or tax considerations arising under the laws of any foreign, state or local jurisdiction. No ruling has or will be obtained from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences relating to the Tender Offers. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE TENDER OFFERS. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES RELATING TO THE TENDER OFFERS IN LIGHT OF YOUR OWN SITUATION.
Classification of the Notes.
Pursuant to the terms of the indentures for the Notes, we and each holder of Notes agreed to treat the Notes, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the Treasury Regulations that govern contingent payment debt instruments (the “contingent payment debt regulations”), including our determinations of the rates at which interest is deemed to accrue on the Notes and the related “projected payment” schedules. The remainder of this discussion assumes that the Notes have been and will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the Notes for U.S. federal income tax purposes. Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax considerations described in this summary. A different treatment of the Notes for U.S. federal income tax purposes could significantly alter the amount, character and treatment of income, gain or loss recognized in respect of the Notes from that which is described below. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local, and foreign tax consequences of treating the Notes as contingent payment debt instruments.
U.S. Holders.
The following discussion applies only to U.S. Holders of the Notes. As used in this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose worldwide income is subject to U.S. federal income tax, or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Surrender of Notes for Purchase. A U.S. Holder that receives cash in exchange for the surrender of Notes pursuant to the Tender Offers will recognize taxable gain or loss equal to the difference, if any, between (1) such U.S. Holder’s amount realized (generally, the amount of cash received pursuant to the Tender Offers, including any amounts attributable to Accrued Interest) and (2) such U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in a Note will generally be equal to such U.S. Holder’s purchase price for the Note, increased by any interest previously accrued by such U.S. Holder with respect to such Note (ignoring any interest included under the contingent payment debt regulations by reason of differences between projected and actual contingent payments), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the Note to such U.S. Holder. Under the contingent payment debt regulations, the amount realized may be reduced in certain circumstances if the projected payments on the Notes have exceeded the actual contingent payments previously accrued on the Notes.
Any gain recognized by a U.S. Holder in respect of the Notes generally will be treated as interest income. Any loss recognized by a U.S. Holder in respect of the Notes generally will be treated as ordinary loss to the extent of the excess of previous interest accruals over the total net “negative adjustments” under the contingent payment debt regulations (which result from projected payments on the Notes exceeding the actual contingent payments) that have previously been taken into account as an ordinary loss, with any remaining balance treated as a capital loss. Any such capital loss would be a long-term capital loss if the U.S. Holder’s holding period in the Note is more than one year. The deductibility of capital losses is subject to limitations. A U.S. Holder that sells the Notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Market Discount and Acquisition Premium. A U.S. Holder that purchased a Note at a price other than the issue price in the Note’s initial offering will have an adjusted tax basis in the Note that reflects market discount or acquisition premium, as applicable. Under the contingent payment debt regulations, the general rules for accrual of market discount or acquisition premium do not apply. Instead, the contingent payment debt regulations require a U.S. Holder to reasonably allocate the difference, if any, between its tax basis at the time of acquisition and the issue price (or adjusted issue price, as the case may be) to (1) daily portions of interest or (2) projected payments over the remaining term of the Note, with corresponding positive or negative adjustments as appropriate under the contingent payment debt regulations.
Additional Tax on Net Investment Income. Certain U.S. Holders that are individuals, trusts or estates are subject to a 3.8% tax, in addition to the otherwise applicable U.S. federal income tax, on the lesser of (1) the U.S. Holder’s “net investment income” (or undistributed “net investment income,” in the case of a trust or estate) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) for the relevant taxable year above a certain threshold (which in the case of an individual is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s “net investment income” generally includes, among other things, interest income on and capital gain from the disposition of securities like the Notes, subject to certain exceptions. A U.S. Holder should consult its tax advisor regarding the applicability of this tax to the Notes.
Information Reporting and Backup Withholding. Payments to a U.S. Holder for the surrender of Notes pursuant to the Tender Offers generally will be subject to information reporting on IRS Form 1099 unless the U.S. Holder is an exempt recipient (such as a corporation). In addition, such payments generally will be subject to backup withholding (currently imposed at a rate of 28%) unless the U.S. Holder (1) is a corporation or other exempt recipient and, when required, demonstrates this fact or (2) provides its taxpayer identification number and satisfies certain certification requirements. A U.S. Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
Non-U.S. Holders.
The following discussion applies only to Non-U.S. Holders of the Notes. As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is an individual, corporation, estate, or trust, in each case, that is not a U.S. Holder.
Surrender of Notes for Purchase. Subject to the discussions below regarding USRPIs (as defined below) and backup withholding, payments (including any amounts attributable to Accrued Interest) made to any Non-U.S. Holder for the surrender of Notes pursuant to the Tender Offers generally will not be subject to U.S. federal income or withholding tax if (1) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and (2) such Non-U.S. Holder satisfies each of the following requirements:

•	such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code; and

•
such Non-U.S. Holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form to (1) us (or our paying agent) or (2) a securities clearing organization, bank or other financial institution that (i) holds customers’ securities in the ordinary course of its trade or business, (ii) holds the Non-U.S. Holder’s Notes on such Non-U.S. Holder’s behalf, (iii) certifies to us (or our paying agent) under penalties of perjury that it has received from such Non-U.S. Holder a signed, written statement and (iv) provides us (or our paying agent) with a copy of such statement.

If a Non-U.S. Holder does not satisfy each of the preceding requirements, then the amount of payments made to such Non-U.S. Holder for the surrender of Notes pursuant to the Tender Offers, to the extent such amount is attributable to taxable gain with respect to the Notes (determined in the same manner as for U.S. Holders as described above), generally will be subject to U.S. withholding tax at a rate of 30% unless (1) the Non-U.S. Holder is eligible for a reduced withholding rate or exemption under an applicable income tax treaty, in which case such Non-U.S. Holder must provide a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form, or (2) the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such Non-U.S. Holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.
Any payment made to any Non-U.S. Holder for the surrender of Notes pursuant to the Tender Offers that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. In the case of a Non-U.S. Holder that is a foreign corporation, the after-tax portion of such payment may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).
Treatment of USRPIs. Even if a Non-U.S. Holder satisfies the requirements described above to otherwise avoid U.S. federal income or withholding taxes, under the contingent payment debt regulations and section 897 of the Code, payments made to any Non-U.S. Holder for the surrender of Notes pursuant to the Tender Offers generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons if, with respect to such Non-U.S. Holder, the Notes are treated as “United States real property interests” within the meaning of the Code (“USRPIs”). Because we believe that we are a “U.S. real property holding corporation,” within the meaning of the Code, the Notes will be treated as USRPIs with respect to any Non-U.S. Holder who owns, or who has owned during the shorter of such Non-U.S. Holder’s holding period in the Notes or the five-year period ending on the date of the surrender, (1) more than 5% of the Notes, if the Notes are treated as “regularly traded on an established securities market” or (2) Notes with a value greater than 5% of the value of our outstanding common stock as of the latest date such Notes were acquired, if the Notes are not treated as “regularly traded on an established securities market.” Moreover, if it were determined that a Non-U.S. Holder’s Notes were USRPIs by reason of clause (2), then the gross amount of payments made to such Non-U.S. Holder for the surrender of Notes pursuant to the Tender Offers would be subject to a 15% U.S. federal withholding tax. The amount of any such withholding would be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required forms and information are furnished to the IRS in a timely manner. Non-U.S. Holders are urged to consult their own tax advisors regarding the possibility and the U.S. federal, state, local, and foreign tax consequences of treating the Notes as USRPIs.
Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder for the surrender of Notes pursuant to the Tender Offers, and amounts withheld from such payments, generally will be subject to information reporting on IRS Form 1042-S. Generally, neither information reporting on IRS Form 1099 nor backup withholding (which would currently be imposed at a rate of 28%) will apply to the payments received by a Non-U.S. Holder for the surrender of the Notes if such Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person by properly completing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or such Non-U.S. Holder otherwise establishes an exemption from such information reporting and backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding would be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

THE DEALER MANAGER, THE DEPOSITARY AND THE INFORMATION AGENT
The Company has retained Goldman, Sachs & Co. to act as the Dealer Manager, and Global Bondholder Services Corporation to act as the Depositary and Information Agent, for the Tender Offers. The Dealer Manager will perform services customarily provided by investment banking firms acting as Dealer Managers of tender offers of a like nature, including, but not limited to, soliciting tenders of Notes pursuant to the Tender Offers and communicating generally regarding the Tender Offers with banks, brokers, custodians, Nominees and other persons, including Holders of Notes. The Company has agreed to pay the Dealer Manager and the Depositary and Information Agent customary fees for their services in connection with the Tender Offers. In addition, the Company has agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws or to contribute to payments the Dealer Manager may be required to make in respect of those liabilities.
At any given time, the Dealer Manager may trade Notes or other securities of the Company for its own account or for the accounts of its customers, and accordingly, may hold a long or a short position in the Notes or such other securities.
The Dealer Manager and its affiliates has provided in the past, and may provide in the future, financial, advisory, investment banking, lending and commercial banking services to the Company and its subsidiaries, for which it has received and will receive customary fees and commissions. Goldman, Sachs & Co. is acting as the dealer manager in the Concurrent Tender Offers. An affiliate of Goldman, Sachs & Co. is acting as a lead arranger and bookrunner and sole syndication agent for the Debt Financing. The Dealer Manager may also from time to time hold Notes, shares of the Company’s common stock and other securities issued by the Company, and, to the extent it owns Notes at the time of the Tender Offers, the Dealer Manager may tender these Notes. If applicable, the Dealer Manager may also tender Notes on behalf of other Holders of Notes. Subject to applicable law, during the course of the Tender Offers, the Dealer Manager may trade shares of the Company’s common stock and other securities issued by the Company for its own account or the accounts of its customers. As a result, the Dealer Manager may hold or long or short position in the Company’s common stock and other securities issued by the Company.
None of the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Tender Offers or the Company contained in this Offer to Purchase or related documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
The Company’s officers and employees (who will not be specifically compensated for such services), the Dealer Manager and the Information Agent may contact Holders regarding the Tender Offers and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.
The expenses of soliciting tenders of the Notes will be borne by the Company. Tendering Holders of Notes will not be required to pay any fee or commission to the Dealer Manager. However, if a tendering Holder handles the transaction through its broker, dealer, commercial bank, trust company or other custodial entity, such Holder may be required to pay brokerage fees or commissions of that entity.
MISCELLANEOUS
The Company is not aware of any jurisdiction where the making of the Tender Offers is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Tender Offers would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Tender Offers. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Tender Offers will not be made to the Holders residing in each such jurisdiction.

In order to tender Notes, a Holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Depositary at one of its addresses set forth below or tender pursuant to DTC’s Automated Tender Offer Program. Questions or requests for assistance relating to the procedures for tendering Notes or for additional copies of the Offer Documents may be directed to the Information Agent at its telephone number and address set forth below.

The Depositary for the Tender Offers is:

Global Bondholder Services Corporation

By facsimile:
(For Eligible Institutions only)
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail, Overnight Courier or Hand:
Global Bondholder Services Corp.
Attn: Corporate Action
65 Broadway, Suite 404
New York, New York 10006
(212) 430-3774

The Information Agent for the Tender Offers is:

Global Bondholder Services Corporation

65 Broadway, Suite 404
New York, New York 10006
Banks and Brokers call: (212) 430-3774
Toll free: (866) 470-4200
Email: contact@gbsc-usa.com

Requests for assistance relating to the terms and conditions of the Tender Offers may be directed to Goldman, Sachs & Co. at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Tender Offers or requests for additional copies of the Offer Documents.
The Dealer Manager for the Tender Offers is:

Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attention: Liability Management Group Collect: (212) 902-6941 Toll-Free: (800) 828-3182